Exhibit 12

               Tax opinion and consent of Sullivan & Worcester LLP

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Sullivan &                Sullivan & Worcester LLP               T 202 775 1200
Worcester LLP             1666 K Street, NW                      F 202 293 2275
                          Washington, DC 20006                   www.sandw.com





                                                   April 26, 2005


Phoenix Balanced Fund
c/o Phoenix Equity Planning Corporation
101 Munson Street
Greenfield, Massachusetts 01301

Phoenix Strategic Allocation Fund
c/o Phoenix Equity Planning Corporation
101 Munson Street
Greenfield, Massachusetts 01301


         Re:   Acquisition of Assets of Phoenix Strategic Allocation Fund
               ----------------------------------------------------------

Ladies and Gentlemen:

         You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.

                           Parties to the Transaction
                           --------------------------

         Phoenix Strategic Allocation Fund ("Target Fund") is a Delaware statutory trust.

         Phoenix Balanced Fund ("Acquiring Fund") is a series of Phoenix Series Fund ("Acquiring Trust"), also a Delaware statutory trust.

                       Description of Proposed Transaction
                       -----------------------------------

         In the proposed transaction (the "Reorganization"), Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of Acquiring Fund of equivalent value and the assumption of the identified liabilities of Target Fund. Target Fund will then liquidate and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund, and promptly thereafter will proceed to dissolve.

                         Scope of Review and Assumptions
                         -------------------------------

         In rendering our opinion, we have reviewed and relied upon the Agreement and Plan of Reorganization between Acquiring Trust with respect to Acquiring Fund and Target Fund to be dated April 6, 2005 (the "Reorganization Agreement") and on the prospectus/information statement to be dated on or about April 25, 2005 and submitted to the Securities and Exchange Commission on or about April 26, 2005, which describes the proposed transactions, and on the


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Phoenix Balanced Fund
Phoenix Strategic Allocation Fund
April 26, 2005
Page 2


information provided in such prospectus/information statement. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this letter and the date of the closing of the transaction. We further assume that the transaction will be carried out in accordance with the Reorganization Agreement.

                                 Representations
                                 ---------------

         Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of Target Fund and Acquiring Fund, and we have without independent verification relied upon such representations in rendering our opinions.

                                    Opinions
                                    --------

         Based on and subject to the foregoing, and our examination of the legal authority we have deemed to be relevant, we have the following opinions:

         1. The transfer of all of the assets of Target Fund in exchange for shares of Acquiring Fund and assumption by Acquiring Fund of the identified liabilities of Target Fund followed by the distribution of said Acquiring Fund shares pro rata to the shareholders of Target Fund in liquidation of Target Fund will constitute a "reorganization" within the meaning of ss. 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and Acquiring Fund and Target Fund will each be "a party to a reorganization" within the meaning of ss. 368(b) of the Code.

         2. No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund solely in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of the identified liabilities of Target Fund.

         3. No gain or loss will be recognized by Target Fund upon the transfer of its assets to Acquiring Fund in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of the identified liabilities of Target Fund, or upon the distribution (whether actual or constructive) of such Acquiring Fund shares to the shareholders of Target Fund in exchange for their Target Fund shares.

         4. The shareholders of Target Fund will recognize no gain or loss upon the exchange of their Target Fund shares for Acquiring Fund shares in liquidation of Target Fund.

         5. The aggregate tax basis of the Acquiring Fund shares received by each Target Fund shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund shares held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund shares received by each Target Fund shareholder will include the period during which the Target Fund shares exchanged therefor were held by such shareholder, provided the Target Fund shares were held as a capital asset on the date of the Reorganization.


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Phoenix Balanced Fund
Phoenix Strategic Allocation Fund
April 26, 2005
Page 3


         6. The tax basis of the assets of Target Fund acquired by Acquiring Fund will be the same as the tax basis of those assets to Target Fund immediately prior to the Reorganization, and the holding period of the assets of Target Fund in the hands of Acquiring Fund will include the period during which those assets were held by Target Fund.

         The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Section 8.4 of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to use of our name and any reference to our firm in such Registration Statement or in the prospectus/information statement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,



                                             /s/ SULLIVAN & WORCESTER LLP
                                             SULLIVAN & WORCESTER LLP